CERTIFICATE OF AMENDMENT TO ARTICLES OF INCORPORATION
                                      OF
                          INTREGRATED CARBONICS CORP.

Mario Aiellot, President of INTEGRATED CARBONICS CORP. (the "Corporation") certifies that:

1. The original articles were filed with the Office of the Secretary of State on October 10, 1997.

2. As of the date of this certificate shares of stock of the corporation have been issued.

3. Pursuant to a shareholders meeting at which in excess of 51% voted in favor of the following amendment, the company hereby adopts the following amendments to the Articles of Incorporation of this Corporation:

Article I: The Name of the Corporation:

The Name of the Corporation will be URBANA.CA, INC.

                               /s/  Mario Aiello
                                    Mario Aiello, President

                              /s/  Robert S. Tyson
                                   Robert S. Tyson, Secretary

Province of British Columbia
Country of Canada

On July 16, 1999, Mario Aiello personally appeared before me, a
Notary public,  who acknowledged that he executed the above instrument.

                                   /s/
                                   A Notary Public in the Province of
                                   British Columbia, Canada

Province of British Columbia
Country of Canada


On July 16, 1999, Robert S. Tyson personally appeared before me, a Notary public, who acknowledged that he executed the above instrument.


                                  /s/
                                  A Notary Public in the Province of
                                  British Columbia, Canada